Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Ron Warren	Jonalyn Morris
VP Investor Relations	Bender/Helper Impact for smarTVideo™
smarTVideo™	310-473-4147
(770) 279-3100	Jonalyn_morris@bhimpact.com
www.smartvideo.com

smarTVideo™ Appoints David Oros To Board Of Directors

ATLANTA, Ga. - November 29, 2006 - smarTVideo™ Technologies, Inc. (OTCBB: SMVD.OB), announced today the appointment of highly respected business executive and leader, David Oros, to its Board of Directors. Mr. Oros has a well-established business track record which will be key as smarTVideo™ continues to become an increasingly important player in the mobile marketplace.

Commenting on Mr. Oros’ appointment, Glenn Singer, Chairman of the Board said, “We are pleased with the appointment of Mr. Oros to the Board and are confident that his business sense and exceptional track record will play an integral part in the rollout of smarTVideo’s™ continued success. Our Board has been focused on and diligently working towards building the most solid business foundation possible and today’s announcement only further confirms our commitment to offering the best platforms and technologies for mobilizing content.”

Mr. Oros has been a leader in the successful development of high-technology businesses for more than 25 years and has raised more than $2.5 billion in six public offerings. Currently Mr. Oros is the chairman of NEXCEN Brands (Nasdaq: NEXC), formally Aether Holdings, Inc., a company he founded in 1996. Mr. Oros is also a founding partner of Global Domain Partners, LLC, a managed futures company that uses advanced optimization modeling as a predictive tool for worldwide markets, currencies and commodities.

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“I look forward to working with the other members of the Board and the management team in place at smarTVideo™ to bring the Company to an even higher level of innovation and excellence,” stated David Oros.

Mr. Oros has been recognized as a leader and visionary in the wireless communications industry. His many awards and honors include acknowledgement as the Ernst & Young Entrepreneur of the Year; Mobile Computing Magazine’s Person of the Year for 2000, and the KPMG High Tech Entrepreneur of the year. He holds Bachelor of Science degrees in mathematics and physics from the University of Maryland at Baltimore County and currently serves on theBboards of Directors for Broadwing Corp., the University of Maryland School of Nursing and Baltimore’s Port Discovery Children’s Museum.

About smarTVideo™

smarTVideo™ is a provider of interactive media solutions for consumers on the go. An established market leader in the delivery of high quality mobile video, smarTVideo™ offers advertising-based solutions across all new media platforms, including mobile and the Internet, that enable broadcasters and media companies to connect to consumers, in addition to the potential for increasing their advertising reach, revenues and exposure of new content and products.

smarTVideo™ develops and markets a complete suite of innovative media services that combine familiar brands with user-friendly personalization, interactivity, and targeted advertising, delivering it to mobile devices and customers. Capitalizing on the ever-increasing demand by consumers for personalized and interactive entertainment, smarTVideo™ enables consumers to obtain their entertainment and media anywhere, anytime to select media-enabled devices. For additional information and to subscribe to smarTVideo's™ Live TV content packages visit http://www.smarTVideo.com.

Forward Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “intend,” “expect,” or similar expressions.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, the inability of smarTVideo™ to obtain the additional financing needed to fund operations, the failure of smarTVideo™ to convert its present and future customer contracts into profitable arrangements for smarTVideo™, unexpected costs, delays and other difficulties related to the timing and success of product development and marketing plans, adverse changes in the market for the delivery of full-motion, streaming video content, the failure of smarTVideo’s™ hosting infrastructure, the complexity of smarTVideo’s services and delivery network, pricing and other activities by competitors, difficulties involved in retaining and motivating key personnel and other risks detailed in smarTVideo’s™ periodic report filings with the Securities and Exchange Commission.  By making these forward-looking statements, smarTVideo™ undertakes no obligation to update these statements for revisions or changes after the date of this release.  Microsoft, Windows Media, PowerPoint and Windows are registered trademarks or trademarks of Microsoft Corp. in the United States and/or other countries.
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